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                                                                   EXHIBIT 10.16

                              INTELLECTUAL PROPERTY
                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Agreement, dated as of May 24, 2001, is made and entered into by and between Dr. Reza Fassihi ("Dr. Fassihi") and Nutraceutix, Inc. ("Nutraceutix").

                                    RECITALS

         A. Dr. Fassihi owns all right, title and interest in and to the technology known as oral extended release dosage form based on the principle of controlled hydration, as described in U.S. Patent Application No. 09/467,169, (the "Patent Application"), and any foreign counterpart thereof, and any continuations, continuations-in-part, divisions, re-issues, additions, renewals or extensions thereof, and any patents issuing therefrom (the "Intellectual Property").

         B. The parties have reached an agreement pursuant to which Nutraceutix will purchase all of Dr. Fassihi's interest in the Patent Application and the Intellectual Property, and wish to memorialize the same herein.

                                    AGREEMENT

         Dr. Fassihi and Nutraceutix therefore agree as follows:

         1. Assignment. Dr. Fassihi hereby sells, transfers, assigns and delivers to Nutraceutix all of Dr. Fassihi's right, title and interest in and to the Patent Application and the Intellectual Property, effective as of the date Nutraceutix pays Dr. Fassihi the assignment fee described in paragraph 4.1 below (the "Effective Date").

         2. Assumption; Patent Prosecution Costs. Nutraceutix hereby assumes all of all of Dr. Fassihi's right, title and interest in and to the Patent Application and the Intellectual Property as of the Effective Date. After the Effective Date, Nutraceutix shall pay all costs associated with prosecuting the Patent Application and obtaining patents or other intellectual property rights pursuant thereto.

         3. Representations and Warranties. Dr. Fassihi represents and warrants that, as of the Effective Date, (i) he owns all right, title and interest in and to the Patent Application and the Intellectual Property, free and clear of any right, interest or encumbrance of or obligation to any other person or entity, including but not limited to Dr. Thomas Durig or Temple University of the Commonwealth System of Higher Education, and (ii) he has the right to grant the assignment set forth in paragraph 1 above. Dr. Fassihi shall defend, indemnify and hold harmless Nutraceutix from and against any and all claims, losses, costs, harm, liabilities, damages and expenses (including, but not limited to attorneys' fees), arising out of any breach of the foregoing representations and warranties.

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         4. Compensation.

                  4.1 Assignment Fee. As full compensation for the assignment and assumption described in paragraphs 1 and 2 above and fulfillment of all of Dr. Fassihi's obligations under this Agreement, Nutraceutix shall pay Dr. Fassihi [*] promptly upon execution of this Agreement. The parties hereby represent, warrant and agree that such payment constitutes full compensation for the assignment and assumption described in paragraphs 1 and 2 above and waive any and all claims that additional or different compensation is due for any reason.

                  4.2 Patent Fee. In the event a patent is issued from the Patent Application, Nutraceutix shall pay Dr. Fassihi [*] promptly upon issuance of the first such patent.

         5. Indemnification. Nutraceutix releases and shall defend, indemnify and hold harmless Dr. Fassihi from and against any and all claims, losses, harm, costs, liabilities, damages and expenses (including, but not limited to attorneys' fees) arising, whether before or after the Effective Date, out of or in connection with the Patent Application, the Intellectual Property and any product incorporating the same.

         6. Implementation. Each party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other party for the implementation or continuing performance of this Agreement. Without limiting the foregoing, Dr. Fassihi shall execute and deliver any and all documents as are necessary or appropriate to evidence and perfect title and ownership of the Patent Application and/or the Intellectual Property (including but not limited to any patent issued from the Patent Application) in Nutraceutix or its assignee.

         7. Support. In the event a patent is issued from the Patent Application (a "Patent"), Dr. Fassihi shall furnish Nutraceutix such technical assistance and support as is necessary to develop commercially viable products from the Patent. The rights and obligations of the parties with respect to such support shall be set forth in a separate support agreement to be prepared by Nutraceutix. That agreement shall state that Nutraceutix shall pay Dr. Fassihi for such support (i) [*] % of all up front license fees received by Nutraceutix from licensing of products incorporating the Patent rights and (ii) royalties equal to [*] % of Nutraceutix's net sales from such products, after deducting Nutraceutix's costs incurred in obtaining the Patent and developing the subject product(s).

         8. Successors and Assigns. This Agreement shall be fully binding on, inure to the benefit of and be enforceable by the successors, assigns and legal representatives of the respective parties hereto.

         9. Nonwaiver. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         10. Savings Clause. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as is such invalid or unenforceable provision were replaced by a valid or enforceable provision as similar as possible to the one replaced.

         11. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to assignment and assumption of the Patent Application and the Intellectual Property. No amendment to or modification of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

         12. Attorneys' Fees. In the event of any litigation or proceeding to interpret or enforce this Agreement, the substantially prevailing party following final judgment from which there is no appeal shall be entitled to collect from the loosing party its reasonable attorneys' fees and expenses incurred in connection with such litigation or proceeding (including any appeal).

         13. Controlling Law. This Agreement is made under and shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington.

         14. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same Agreement.

Dr. Fassihi:                              Nutraceutix:
                                          Nutraceutix, Inc.

/s/                                       By :   /s/
__________________________________             _________________________________
Reza Fassihi, Ph.D.                            David T. Howard, President

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